PROSPECTUS SUPPLEMENT (To prospectus dated December 23, 2008)	Filed pursuant to Rule 424(b)(3) Registration No. 333-156316

KfW, Frankfurt/Main, Federal Republic of Germany

Information Relating to U.S. Dollar-Denominated Global Notes

Prospectus Supplement dated December 29, 2008

INFORMATION RELATING TO U.S. DOLLAR-DENOMINATED GLOBAL NOTES

The following description will apply to certain U.S. dollar-denominated global notes offered by KfW’s prospectus dated December 23, 2008 (referred to herein as the “notes” and in the prospectus as the “securities”). If and to the extent that the pricing supplement relating to any issue of notes contains terms that are different from the general terms set forth herein, the terms described in that pricing supplement will apply with respect to that issue of notes and supersede the information set forth herein. This description supplements and, if inconsistent, replaces the general description of KfW’s debt securities in the prospectus dated December 23, 2008.

DESCRIPTION OF THE NOTES

General Provisions

Aggregate Principal Amount and Denomination.  The notes will be issued in the aggregate principal amount specified in the applicable pricing supplement, divided into the appropriate number of notes in the denomination of $1,000 each, which will rank equally among themselves.

Global Certificates, Notes and Form.  The notes will be represented by one or more permanent global certificates without interest coupons (the “global certificates”). The global certificates will be kept in custody by Deutsche Bank Trust Company Americas, c/o Deutsche Bank National Trust Company, New York, also known as DBTCA, or any successor, as custodian for The Depositary Trust Company, New York, also known as DTC, until all our obligations under the notes have been satisfied. The global certificates will be issued in registered form in the name of Cede & Co., as nominee of DTC, also known as the registered holder, recorded in a register kept by the registrar (as defined under “— Registrar and Paying Agents”) and represent the notes credited to accounts maintained with DTC by financial institutions that are participants in DTC. Each person ultimately holding a note is referred to herein as a “noteholder.” Each global certificate will be manually signed by two of our authorized representatives and manually authenticated by or on behalf of the registrar. Copies of the global certificates will be available free of charge at the paying agent (as defined under “— Registrar and Paying Agents”). Definitive certificates and interest coupons for individual notes will not be issued, unless DTC is unable or unwilling to continue providing its services and a successor securities depositary is not obtained. In such a case, a noteholder may request the issue of definitive certificates representing its individual notes and corresponding interest coupons (see “Clearing and Settlement — The Clearing Systems — DTC”).

Transfer.  The notes may be transferred through DTC or its participants. Transfers of notes will require appropriate entries in securities accounts as described in further detail under “Clearing and Settlement — Transfers.”

Status

The notes will constitute unsecured and unsubordinated obligations of KfW and will rank equally with all of our other present and future unsecured and unsubordinated obligations, but subject to any applicable mandatory statutory exceptions.

Interest

Interest Rate and Due Dates.  Unless otherwise specified in the applicable pricing supplement, the notes will bear interest at the rate per year set forth in that pricing supplement as from the closing date or such other date as is set forth therein. The notes will cease to bear interest upon the end of the day preceding the day on which they become due for redemption. Interest will be payable in two equal semi-annual installments in arrears on the interest payment dates specified in the applicable pricing supplement, or as is otherwise set forth in that pricing supplement. The first interest payment will be made on the first interest payment date specified in the applicable pricing supplement for the period commencing on the closing date or such other date as is specified in the applicable pricing supplement (inclusive) and ending on the first interest payment date specified in the applicable pricing supplement (exclusive).

Late Payment.  Should we fail to redeem the notes on the due date therefor, interest on the notes shall, subject to the provisions with respect to business days (as defined under “— Payments — Business Days”), accrue beyond the due date until actual redemption of the notes at the default rate of interest established by law. Under German law, the default rate is five percentage points above the basic rate of interest announced by the German Federal Bank immediately after January 1 and July 1 in each year.

Accrued Interest.  Unless otherwise set forth in the applicable pricing supplement, interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Maturity; Early Redemption; Repurchase

Maturity.  The notes will be redeemed at par on the maturity date set forth in the applicable pricing supplement. Subject to the provisions with respect to early redemption set forth under “— Early Redemption,” if specified in the applicable pricing supplement, and termination for default set forth under “— Termination for Default,” neither we nor any noteholder will be entitled to redeem the notes prior to their stated maturity.

Early Redemption.  If specified in the applicable pricing supplement, the notes may be redeemed, as a whole but not in part, at par on the early redemption date or dates as set forth in the applicable pricing supplement, at our option upon prior written notice of no less than the early redemption notice period set forth in the applicable pricing supplement, together with interest accrued to, but excluding, the applicable early redemption date.

If notes will be redeemable at our option, we may choose to redeem the notes at any time, especially when prevailing interest rates are relatively low. As a result, redemption may adversely affect your return on the notes as you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate of the notes being redeemed.

Repurchase.  We may at any time purchase and resell notes in the open market or otherwise at any price. Notes so purchased and not resold by us may, at our own discretion, be held or surrendered to the paying agent for cancellation.

Payments

Payments.  Payments of principal of, and interest on, the notes shall be made in U.S. dollars on the relevant payment date (see “— Payment Date and Due Date”) to, or to the order of, the registered holder registered at the close of business on the relevant record date (see “— Record Date”) in the register kept by the registrar. The funds will be distributed through the relevant DTC participants (see “Clearing and Settlement — Certification and Custody; Appointment of Registrar and Paying Agents”) to the noteholders as of the relevant record date. Payments of principal will be made upon surrender of the global certificates to the paying agent.

All payments made by or on behalf of us to, or to the order of, the registered holder at the close of business on the relevant record date shall discharge our liability under the notes to the extent of the sums so paid.

Record Date.  The record date for purposes of payments of principal and interest (see “— Payments”) will be, in respect of each such payment, the tenth New York business day prior to the relevant payment date.

Business Days.  If any due date for payment of principal or interest to, or to the order of, the registered holder is not a New York business day, such payment will not be made until the next day which is a New York business day, and no further interest will be paid in respect of the delay in such payment. “New York business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City.

Payment Date and Due Date.  For the purposes of the terms and conditions of the notes, “payment date” means the day on which the payment is actually to be made, where applicable as adjusted in accordance with the preceding paragraph, and “due date” means the interest payment date or the maturity date provided for in the applicable pricing supplement, without taking account of any such adjustment.

Taxes

All payments by us in respect of the notes will be made without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, we will not be required to pay any additional amounts in respect of the notes. There will be no “gross-up” provision.

Termination for Default

Unless otherwise specified in the applicable pricing supplement, any noteholder may, at its option, through DTC, declare its notes due and demand repayment thereof at their principal amount plus interest accrued to the date of repayment if we fail to pay any amount payable under the notes within 30 days from the relevant due date. The right to declare notes due will cease if we have made payment to, or to the order of, the registered holder before the noteholder has exercised such right. Any notice declaring notes due will be made by means of a written notice to be delivered by hand or registered mail to us together with proof that such noteholder at the time of such notice is a holder of the relevant notes by means of a certificate of the noteholder’s custodian as set forth under “— Governing Law, Jurisdiction, Enforcement and Language — Enforcement.” Definitive certificates and interest coupons for individual notes will not be issued in the event of a default.

Registrar and Paying Agents

We will appoint DBTCA as initial registrar (the “registrar”) and paying agent, and, to the extent required by law, Deutsche Bank Aktiengesellschaft, Frankfurt am Main (“Deutsche Bank Frankfurt”), as additional paying agent (DBTCA and, if applicable, Deutsche Bank Frankfurt in performing such function, the “paying agent”). We reserve the right at any time to vary or terminate the appointment of the registrar or any paying agent or approve any change in the office through which they act (the “specified office”), provided that there shall at all times be a registrar and paying agent, and provided further that so long as the notes are listed on any stock exchange (and the rules of such stock exchange so require), we will maintain a paying agent with a specified office in the city in which such stock exchange is located. We will give notice of any change in the registrar or paying agents or in their specified offices by publication in the manner set forth under “— Notices.”

The registrar and the paying agents in such capacities are acting exclusively as our agents and do not have any legal relationship of whatever nature with the registered holder or any noteholder and are not in any event accountable to the registered holder or any noteholder.

Further Issues

We reserve the right, from time to time without the consent of the noteholders, to issue additional notes, on terms identical in all respects to those set forth in the terms and conditions of the notes (except as to the date from which interest shall accrue), so that such additional notes shall be consolidated with, form a single issue with and increase the aggregate principal amount of, the notes. The term “notes” shall, in the event of such increase, also include such additional notes.

Notices

All notices regarding the notes shall be published (a) in the Federal Republic of Germany in the electronic Federal Gazette (elektronischer Bundesanzeiger) and, to the extent legally required, in addition thereto, in any other form of media prescribed by law; and (b) also in a leading daily newspaper printed in the English language and of general circulation in New York City (expected to be The Wall Street Journal). Any notice will become effective for all purposes on the third day following the date of its publication or, if published more than once or on different dates, on the third day following the date of first publication.

Governing Law, Jurisdiction, Enforcement and Language

Governing Law.  The notes, both as to form and content, as well as our rights and duties and those of the noteholders, will be governed by and will be construed in accordance with the laws of the Federal Republic of

Germany. Any disposition of the notes, including transfers and pledges, executed between DTC participants, and between DTC itself and DTC participants, will be governed by the laws of the State of New York.

Jurisdiction.  Any action or other legal proceedings arising out of or in connection with the notes may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.

Enforcement.  Any noteholder may in any proceedings against us or to which the noteholder and we are parties protect and enforce in its own name its rights arising under its notes on the basis of (a) a certificate issued by its custodian (i) stating the full name and address of the noteholder, (ii) specifying a principal amount of notes credited on the date of such statement to such noteholder’s securities account maintained with such custodian and (iii) confirming that the custodian has given a written notice to DTC and the registrar containing the information pursuant to (i) and (ii) and bearing acknowledgments of DTC and the relevant DTC participant and (b) copies of the global certificates certified as being true copies by a duly authorized officer of DTC or the registrar. For purposes of the foregoing, “custodian” means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the noteholder maintains a securities account in respect of any notes and includes DTC and its participants, including any other clearing system which participates in DTC.

Language.  The conditions are written in the English language and accompanied by a German language translation. The English text will be controlling and binding. The German language translation is provided for convenience only.

CLEARING AND SETTLEMENT

The information set forth below with respect to DTC, Euroclear (as defined below) or CBL (as defined below), which are collectively referred to as the clearing systems, is subject to any change in, or reinterpretation of, the rules, regulations and procedures of the clearing systems currently in effect. The information concerning the clearing systems has been obtained from sources that we believe to be reliable, but neither we nor any manager named in the applicable pricing supplement take any responsibility for the accuracy thereof. Investors wishing to use the facilities of any of the clearing systems are advised to confirm the continued applicability of the rules, regulations and procedures of the relevant clearing system. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in the notes held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests of any noteholder.

Certification and Custody; Appointment of Registrar and Paying Agents

Clearing and settlement arrangements, including the existing links between Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme, Luxembourg (“CBL”) and the participation of these systems in DTC, will provide investors access to three major clearing systems. At initial settlement, the notes will be represented by one or more permanent global certificates without interest coupons which will not be exchangeable for definitive certificates representing individual notes except in very limited circumstances described under “— The Clearing Systems — DTC.” The global certificates, which are to be held by DBTCA as custodian for DTC, will be issued in registered form in the name of Cede & Co., as nominee of DTC, and will represent the notes credited to accounts maintained with DTC by financial institutions that are participants in DTC (“DTC participants”). The notes are expected to be accepted for clearing and settlement through DTC on the closing date specified in the applicable pricing supplement. Euroclear and CBL participate in DTC, and, accordingly, notes held by investors electing to hold notes through financial institutions that are participants in Euroclear (“Euroclear participants”) and customers of CBL (“CBL customers”) are also represented by the global certificates.

The notes represented by the global certificates will equal the total aggregate principal amount of the notes outstanding at any time. The noteholders as the owners of beneficial interests in the global certificates will not be entitled to have notes registered in their names, and will not be entitled to receive physical delivery of definitive certificates representing individual notes. We may issue definitive certificates representing individual notes in limited circumstances described under “— The Clearing Systems — DTC.”

We will appoint DBTCA as initial registrar and paying agent, and to the extent required by law, Deutsche Bank Frankfurt as additional paying agent, as described in greater detail under the heading “Description of the Notes — Registrar and Paying Agents.”

Each issue of notes will be assigned an ISIN number, a CUSIP number, a common code and a WKN number, as set forth in the applicable pricing supplement.

Payments

As described under “Description of the Notes — Registrar and Paying Agents,” DBTCA will act as our initial paying agent for the notes. Principal and interest payments on the notes will be made by us through the paying agent to the registered holder in U.S. dollars as set forth under “Description of the Notes — Payments.” All payments duly made by or on behalf of us to, or to the order of, the registered holder will discharge our liability under the notes to the extent of the sum or sums so paid. Therefore, after such payments have been duly made, neither we nor the paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the global certificates. Payments by DTC participants and indirect DTC participants (as defined under “— The Clearing Systems — DTC”) to owners of beneficial interests in the global certificates will be governed by standing instructions and customary practices and will be the responsibility of the DTC participants or indirect DTC participants as described below. Neither we nor the paying agent will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interests in the global certificates or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests. Substantially similar principles will apply with regard to Euroclear and CBL participants.

Transfers

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of DTC, Euroclear or CBL, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within DTC, Euroclear or CBL, as the case may be, in accordance with their respective procedures established for this purpose. Transfers of book-entry interests in the notes between any of DTC, Euroclear and CBL may be effected in accordance with the procedures established for this purpose by DTC, Euroclear and CBL.

The Clearing Systems

Overview

Beneficial interests in the global certificates will be represented through book-entry accounts at financial institutions acting on behalf of the noteholders as direct and indirect participants in DTC. An investor may elect to hold beneficial interests in the global certificates directly through either DTC, Euroclear or CBL, if such investor is a participant in any such system, or indirectly through an organization which is a participant in any such system. Euroclear and CBL will hold interests on behalf of their participants through customer securities accounts in the name of Euroclear and CBL on the books of their respective depositaries, which in turn will hold such interests in customer securities accounts in their respective names on the books of DTC.

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is, in turn, owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly (“indirect DTC participants”). The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission.

Purchases of notes under the DTC system must be made by or through direct DTC participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner of notes in DTC is, in turn, to be recorded on the direct and indirect DTC participants’ records. Beneficial owners will not receive written confirmations from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in certain limited circumstances set forth below.

To facilitate subsequent transfers, all notes deposited by direct DTC participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co., or such other DTC nominee, do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct DTC participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by direct DTC participants and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Payment of principal of and interest on the notes will be made to Cede & Co., or any other DTC nominee. DTC’s practice is to credit direct DTC participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the paying agent, on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such DTC participant and not of DTC, the paying agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal of and interest on the notes to Cede & Co., or any other DTC nominee, is our or the paying agent’s responsibility, disbursement of such payments to direct DTC participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect DTC participants.

DTC may discontinue providing its services as depositary with respect to the notes at any time by giving reasonable notice to us or the paying agent. Under such circumstances, in the event that a successor depositary is not obtained, definitive certificates representing individual notes are required to be printed and delivered.

CBL

CBL is incorporated under the laws of Luxembourg. CBL holds securities for its customers and facilitates the clearing and settlement of securities transactions between CBL customers through electronic book-entry changes in accounts of CBL customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CBL in various currencies, including U.S. dollars. In addition to settlement of internationally traded securities, CBL provides, among other things, services for safekeeping, administration, and securities lending and borrowing to CBL customers. CBL also deals with domestic securities markets in many countries through established depositary and custodial relationships.

CBL is registered as a bank in Luxembourg and, as such, is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks.

CBL customers are financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the managers. U.S. CBL customers are limited to securities brokers and dealers and banks. Indirect access to CBL is also available to other institutions that clear through or maintain a custodial relationship with an accountholder of CBL. CBL has established an electronic bridge with the Euroclear to facilitate settlement of trades between CBL and Euroclear.

Distributions with respect to notes held beneficially through CBL will be credited to cash accounts of CBL customers in accordance with CBL’s rules and procedures, to the extent received by its U.S. depositary.

Euroclear

Euroclear holds securities and book-entry interests in securities for participating organizations and facilitates the clearing and settlement of securities transactions between Euroclear participants, and between Euroclear participants and participants of certain other securities settlement systems through electronic book-entry changes in accounts of such participants or through other securities intermediaries.

Euroclear provides Euroclear participants, among other things, with safekeeping, administration, clearing and settlement, securities lending and borrowing, and related services. Euroclear participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations. Certain of the managers may be Euroclear participants.

Investors who are Euroclear participants may acquire, hold or transfer interests in the notes by book-entry to accounts with Euroclear. Investors who are not Euroclear participants may acquire, hold or transfer interests in the notes by book-entry to accounts with a securities intermediary who holds a book-entry interest in the notes through accounts with Euroclear.

Although Euroclear has agreed to the procedures provided below in order to facilitate transfers of securities among Euroclear participants, and between Euroclear participants and participants of other securities settlement systems, it is under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time.

Investors electing to acquire notes through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of new issues of securities. Notes to be acquired against payment through an account with Euroclear will be credited to the securities clearing accounts of the respective Euroclear participants in the securities processing cycle for the business day following the settlement date for value as of the settlement date, if against payment.

Investors electing to acquire, hold or transfer notes through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions in securities. Euroclear will not monitor or enforce any transfer restrictions with respect to the notes offered herein.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions, to the extent received by its U.S. depositary.

Global Clearing and Settlement Procedures

Initial Settlement

All of the notes will initially be registered in the name of Cede & Co., the nominee of DTC. CBL and Euroclear may hold omnibus positions on behalf of their participants through customers’ securities accounts in CBL’s and/or Euroclear’s names on the books of their respective U.S. depositary, which, in turn, holds such positions in customers’ securities accounts in its U.S. depositary’s name on the books of DTC.

Holders of the notes may hold their notes through DTC (in the United States) or CBL or Euroclear (in Europe) if they are participants of such systems, or directly through organizations that are participants in such systems.

Customary settlement procedures will be followed for participants of each system at initial settlement. Settlement procedures applicable to the domestic U.S. dollar-denominated bond market will be followed for primary market purchasers which are participants in DTC, and notes will be credited to their securities accounts on the settlement date against payment in U.S. dollars in same-day funds. Investors electing to hold their notes through Euroclear or CBL accounts will follow the settlement procedures applicable to conventional Eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and CBL holders on the business day following the settlement date against payment for value on the settlement date.

Secondary Market

Secondary market trading between DTC participants (other than U.S. depositaries) will be settled using the procedures applicable to U.S. corporate debt obligations in same-day funds. Secondary market trading between Euroclear participants and CBL customers will be settled using the procedures applicable to conventional Eurobonds in same-day funds.

When securities are to be transferred from the account of a DTC participant (other than U.S. depositaries) to the account of a Euroclear participant or a CBL customer, the purchaser must send instructions to the applicable U.S. depositary one business day before the settlement date. Euroclear or CBL, as the case may be, will instruct its

U.S. depositary to receive the securities against payment. Its U.S. depositary will then make payment to the DTC participant’s account against delivery of the securities. After settlement has been completed, the securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Euroclear participant’s or CBL customers’ accounts. Credit for the securities will appear on the next day (European time) and cash debit will be back-valued to, and the interest on the notes will accrue from the value date (which would be the preceding day when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Euroclear or CBL cash debit will be valued instead as of the actual settlement date.

Euroclear participants and CBL customers will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to pre-position funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Euroclear or CBL. Under this approach, they may take on credit exposure to Euroclear or CBL until the securities are credited to their accounts one day later.

Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending securities to the applicable U.S. depositary for the benefit of Euroclear participants or CBL customers. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently from a trade between two DTC participants.

Due to time zone differences in their favor, Euroclear participants and CBL customers may employ their customary procedure for transactions in which securities are to be transferred by the respective clearing system, through the applicable U.S. depositary to another DTC participant’s account. In these cases, Euroclear will instruct its U.S. depositary to credit the securities to the DTC participant’s account against payment. The payment will then be reflected in the account of the Euroclear participant or CBL customer the following business day, and receipt of the cash proceeds in the Euroclear participants’ or CBL customers’ accounts will be back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If the Euroclear participant or CBL customer has a line of credit with its respective clearing system and elects to draw on such line of credit in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Euroclear participant’s or CBL customer’s accounts would instead be valued as of the actual settlement date.

SUBSCRIPTION AND SALE

Subscription Agreement

As specified in more detail in the applicable pricing supplement, we expect that the managers named in the applicable pricing supplement will agree with us, severally and not jointly, a subscription agreement, to subscribe and pay for the notes according to the terms described in the applicable pricing supplement. We expect that the managers will commit to take and pay for all of the notes, if any are taken, under the terms and conditions of the subscription agreement. We may also agree to bear certain costs and expenses incurred by the managers in connection with the issue, subscription and offering of the notes. After the initial public offering, the price to public may be changed.

Certain Selling Restrictions

The notes will be offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is legal to make such offers. Unless otherwise provided in the applicable pricing supplement, the following selling restrictions will apply to the notes.

European Economic Area.  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), we expect that each manager will represent and agree not to make an offer of the notes to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to (i) Article 3(2) of the Prospectus Directive or (ii) any applicable national law of that Relevant Member State; whereby the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom.  We expect that each manager will represent and agree that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of such notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

United States.  We expect that each manager will agree that in connection with any offering and distribution of the notes and the distribution of the prospectus and any other offering material relating to the notes in the United States such manager will comply with and cause any of its affiliates which offers or sells notes in the United States to comply with applicable United States law and any applicable laws, rules and regulations of any relevant state jurisdiction.

Japan.  We expect that each manager will acknowledge and agree that the notes have not been and will not be registered under the Financial Investments and Exchange Law (Law No. 25 of 1948, as amended, the “Financial Investments and Exchange Law”) and that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or resale, directly or indirectly, in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Investments and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Canada.  We expect that each manager will represent and agree that it has not offered or sold, and it will not offer or sell any notes, directly or indirectly, in Canada or any province or territory thereof or to, or for the benefit of, any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada and will represent that any offer of notes in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each manager is further expected to represent and agree that it has not and it will not distribute or deliver the prospectus or any other offering material relating to the notes in Canada or to any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada. Each manager is also expected to represent and agree that it will send to any dealer who purchases from it any notes a notice stating in substance that, by purchasing such notes, such dealer represents and agrees that it has not offered or sold, and it will not offer or sell any notes, directly or indirectly, in Canada or any province or territory thereof or to, or for the benefit of, any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada, that any offer of notes in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made and that it has not and it will not distribute or deliver the prospectus or any other offering material relating to the notes in Canada or to any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada, and that such dealer will deliver to any other dealer to which it sells any such notes a notice to the foregoing effect.

Hong Kong.  We expect that each manager will represent and agree that (a) it has not offered and sold, and will not offer or sell, in Hong Kong, by means of any document, any notes other than (i) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or (iii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) (“SFO”) and any rules made under the SFO, or (iv) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO; and (b) it has not issued, or had in its possession for the purposes of issue, and will not issue, or have in its possession for the purpose of issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made under the SFO.

Public Offer.  We expect that each manager will acknowledge that (other than in the United States) no action has been or will be taken in any jurisdiction by the managers or us that would permit a public offering of the notes, or possession or distribution of the prospectus or any other offering material relating to the notes, in any jurisdiction where action for those purposes is required. Each manager is expected to comply with all applicable laws and regulations in each jurisdiction in which it purchases, offers, sells, distributes or delivers notes or has in its possession or distributes the prospectus or any other offering material relating to the notes and will obtain or make, give or fulfill any consent, approval, registration, notice, permission or other regulatory requirement required by it or us for the purchase, offer, sale, distribution or delivery of the notes and the possession or distribution of the prospectus or any other offering material relating to the notes under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any such purchase, offer, sale, distribution or delivery, in all cases at its own expense.

Other Provisions

Conditions.  We expect that the subscription agreement will provide that the obligations of the managers are subject to certain conditions, including approval of certain legal matters by counsel. In addition, the managers may have the right, after consultation with us, to terminate the subscription agreement at any time prior to the payment of the purchase price if there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in their view be likely to prejudice materially the success of the offering and distribution of the notes or dealing in the notes in the secondary market.

No Established Trading Market.  The notes will be a new issue of securities with no established trading market. We expect that application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange pursuant to Chapter 2 of Part III of the Loi relative aux prospectus pour valeur mobilières dated July 10,

2005 (Luxembourg Prospectus Act). We expect that the managers will intend to make a market in the notes. The managers may agree to do so but may discontinue market making at any time. No assurance can be given as to the liquidity of the trading market for the notes.

Stabilization.  In connection with this offering of notes, we may appoint a stabilization manager. The stabilization manager or any person acting for it may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the stabilization manager or any person acting for it of a greater number of the notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The stabilization manager may also impose a penalty bid, which occurs when a particular manager repays to the stabilization manager a portion of the underwriting discount received by it because the stabilization manager or any person acting for it has repurchased notes sold by or for the account of such manager in stabilizing or short covering transactions.

These activities by the stabilization manager or any person acting for it may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the stabilization manager or any person acting for it at any time. These transactions may be effected in the over-the-counter market or otherwise.

Delivery and Settlement

It is expected that delivery of the notes will be made upon the instructions of the managers against payment on or about the date specified in the penultimate paragraph of the cover page of the applicable pricing supplement, which we expect to be later than the third New York business day following the date of pricing of the notes. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade notes on the date of pricing of the notes or the succeeding business days up to three days prior to the date of delivery of the notes, it may be required, by virtue of the fact that the notes will initially settle later than on the third New York business day following the date of pricing of the notes or any other day as specified in the applicable pricing supplement, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on any day for which settlement within three New York business days would not be possible should consult their own advisors.